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                                                                    EXHIBIT 11

                      CLEAN HARBORS, INC. AND SUBSIDIARIES

                                       COMPUTATION OF NET INCOME PER SHARE
                                FOR THE THIRD QUARTER ENDED SEPTEMBER 30, 1996
                                               (in thousands)

                                                    THREE MONTHS ENDED        NINE MONTHS ENDED
                                                       SEPTEMBER 30,             SEPTEMBER 30,
                                                   --------------------      --------------------
                                                    1996         1995         1996          1995
                                                   -------      -------      -------      -------

Net loss                                           $(1,742)     $(1,200)     $(5,989)     $(1,587)
 Plus preferred dividends accrued                      112          112          336          335
                                                   -------      -------      -------      -------
Adjusted net loss                                  $(1,854)     $(1,312)     $(6,325)     $(1,922)
                                                   =======      =======      =======      =======
Loss per common and common equivalent share:

 Weighted average number of
    shares outstanding                               9,685        9,435        9,623        9,433

 Incremental shares for stock options
    under treasury stock method                       --           --           --           --
                                                   -------      -------      -------      -------
 Weighted average number of
    common and common equivalent
    shares outstanding                               9,685        9,435        9,623        9,433
 Loss per common and common
    equivalent share                               $  (.19)     $  (.14)     $  (.66)     $  (.20)
                                                   =======      =======      =======      =======

Loss per common and common equivalent
  share - assuming full dilution:

 Weighted average number of
    shares outstanding                               9,685        9,435        9,623        9,433

 Incremental shares for stock options
    under treasury stock method                       --           --           --           --
                                                   -------      -------      -------      -------
 Weighted average number of common
    and common equivalent shares outstanding -
    assuming full dilution                           9,685        9,435        9,623        9,433
                                                   =======      =======      =======      =======
 Loss per common and common
    equivalent share - assuming
    full dilution                                  $  (.19)     $  (.14)     $  (.66)     $  (.20)
                                                   =======      =======      =======      =======